State of Florida

CONSULTING AGREEMENT

This Company Counsel Agreement (this "Agreement") is made as of this 1st day of November, 2017 (the “Effective Date”), by and between OBITX Inc., a Delaware corporation (the “Company”) and Carl G. Hawkins, P.A. – Law Offices of Carl G. Hawkins (“Consultant”), a Florida resident, located at _______. Company and Consultant may each be referred to in this Agreement as a “Party” and collectively as the “Parties.”

1. Services.  Consultant shall provide to Company the services typical of corporate counsel, including but not limited to, _______

2. Compensation.  In consideration for Consultant’s performance of the Services, Company shall pay Consultant $3,500 USD per month, which may be converted into common stock of the company at a 20% discount to the lowest price of the preceding five days of trading upon election by Consultant to convert.

The Company shall pay an initial stock allocation

a)      Consultant shall receive a warrant to acquire 50,000 shares of the Company’s stock at par value ($0.0001 per share).  Consultant is limited to the purchase of 50,000 shares per month.

b)      Consultant shall receive a warrant to acquire 250,000 shares of the Company’s stock at a discounted price of the lesser of the following:

a.       $1 (one dollar) per share; or

b.      The opening price on a federally regulated exchange service

3. Expenses. Except as otherwise specified in this Agreement, Company shall reimburse Consultant for all pre-approved, reasonable and necessary costs and expenses incurred in connection with the performance of the Services.

4. Term and Termination. Consultant’s engagement with Company under this Agreement shall commence on November 1, 2017. Consultant acknowledges and agrees that the engagement with Company is at will, subject to being terminated at the discretion of Company at any time, upon thirty (30) days prior written notice to Consultant.  In addition, this Agreement may be terminated by Consultant upon thirty (30) days prior written notice to Company. At the time of termination, Consultant agrees to return all Company property used in performance of the Services, including but not limited to computers, cell phones, keys, reports and other equipment and documents. Consultant shall reimburse Company for any Company property lost or damaged in an amount equal to the market price of such property.

5. Independent Contractor. The Parties agree and acknowledge that Consultant is an independent contractor and is not, for any purpose, an employee of Company.  Consultant does not have any authority to enter into agreements or contracts on behalf of Company, and shall not represent that it possesses any such authority. Consultant shall not be entitled to any of Company’s benefits, including, but not limited to, coverage under medical, dental, retirement or other plans. Company shall not be obligated to pay worker's compensation insurance, unemployment compensation, social security tax, withholding tax or other taxes or withholdings for or on behalf of the Consultant in connection with the performance of the Services under this Agreement. Nothing contained in this Agreement shall be deemed or construed by the Parties to create the relationship of a partnership, a joint venture or any other fiduciary relationship.

6. Confidentiality.

a. Confidential and Proprietary Information.  In the course of performing the Services, Consultant will be exposed to confidential and proprietary information of Company. “Confidential Information” shall mean any data or information that is competitively sensitive material and not generally known to the public, including, but not limited to, information relating to development and plans, marketing strategies, finance, operations, systems, proprietary concepts, documentation, reports, data, specifications, computer software, source code, object code, flow charts, data, databases, inventions, know-how, trade secrets, customer lists, customer relationships, customer profiles, supplier lists, supplier relationships, supplier profiles, pricing, sales estimates, business plans and internal performance results relating to the past, present or future business activities, technical information, designs, processes, procedures, formulas or improvements, which Company considers confidential and proprietary. Consultant acknowledges and agrees that the Confidential Information is valuable property of Company, developed over a long period of time at substantial expense and that it is worthy of protection.

b.  Confidentiality Obligations.  Except as otherwise expressly permitted in this Agreement, Consultant shall not disclose or use in any manner, directly or indirectly, any Confidential Information either during the term of this Agreement or at any time thereafter, except as required to perform the Services or with Company’s prior written consent.

c.  Rights in Confidential Information.  All Confidential Information disclosed to Consultant by Company (i) is and shall remain the sole and exclusive property of Company, and (ii) is disclosed or permitted to be acquired by Consultant solely in reliance on Consultant’s agreement to maintain the Confidential Information in confidence and not to use or disclose the Confidential Information to any other person. Except as expressly provided herein, this Agreement does not confer any right, license, ownership or other interest in or title to the Confidential Information to Consultant.

            d.  Irreparable Harm.  Consultant acknowledges that use or disclosure of any Confidential Information in a manner inconsistent with this Agreement will give rise to irreparable injury for which damages would not be an adequate remedy.  Accordingly, in addition to any other legal remedies which may be available at law or in equity, Company shall be entitled to equitable or injunctive relief against the unauthorized use or disclosure of Confidential Information. Company shall be entitled to pursue any other legally permissible remedy available as a result of such breach, including but not limited to, damages, both direct and consequential

In any action brought by Company under this Section, Company shall be entitled to recover its attorney’s fees and costs from Consultant.

7. Ownership of Work Product. The Parties agree that all work product, information or other materials created and developed by Consultant in connection with the performance of the Services under this Agreement and any resulting intellectual property rights (collectively, the “Work Product”) are the sole and exclusive property of Company. The Parties acknowledge that the Work Product shall, to the extent permitted by law, be considered a “work made for hire” within the definition of Section 101 of the Copyright Act of 1976, as amended, (the “Copyright Act”) and that Company is deemed to be the author and is the owner of all copyright and all other rights therein. If the work product is not deemed to be a “work made for hire” under the Copyright Act, then Consultant hereby assigns to Company all of Consultant’s rights, title and interest in and to the Work Product, including but not limited to all copyrights, publishing rights and rights to use, reproduce and otherwise exploit the Work Product in any and all formats, media, or all channels, whether now known or hereafter created.

8. Mutual Representations and Warranties.  Both Company and Consultant represent and warrant that each Party has full power, authority and right to execute and deliver this Agreement, has full power and authority to perform its obligations under this Agreement, and has taken all necessary action to authorize the execution and delivery of this Agreement. No other consents are necessary to enter into or perform this Agreement.

9. Consultant Representation and Warranties. Consultant represents and warrants that it has all the necessary licenses, permits and registrations, if any, required to perform the Services under this Agreement in accordance with applicable federal, state and local laws, rules and regulations and that it will perform the Services according to Company’s guidelines and specifications and with the standard of care prevailing in the industry.

10. Indemnification. The Consultant shall indemnify and hold harmless Company from any damages, claims, liabilities, loss and expenses, including reasonable attorney’s fees, arising out of any act or omission of Consultant in performing the Services or the breach of any provision of this Agreement by Consultant.

11. Governing Law.  The terms of this Agreement and the rights of the Parties hereto shall be governed exclusively by the laws of the State of Florida, without regarding its conflicts of law provisions.

12. Venue and Jurisdiction.  All disputes arising out this Agreement shall be resolved in Duval County.  The Middle District of Florida has exclusive jurisdiction for litigation arising in connection with this Agreement.  If the Middle District of Florida lacks jurisdiction over the matter, the matter shall be resolved in a state court in Duval County.

13. Disputes. Any dispute arising from this Agreement shall be resolved through mediation. If the dispute cannot be resolved through mediation, then the dispute will be resolved through binding arbitration conducted in accordance with the rules of the American Arbitration Association.

14.  Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.

15.  Assignment. The interests of Consultant are personal to Consultant and cannot be assigned, transferred or sold without the prior written consent of Company.

16.  Entire Agreement. This Agreement constitutes the entire agreement between the Parties hereto with respect the subject matter hereof, and supersedes all prior negotiations, understandings and agreements of the Parties.

17.  Amendments. No supplement, modification or amendment of this Agreement will be binding unless executed in writing by both of the Parties.

18.  Notices. Any notice or other communication given or made to either Party under this Agreement shall be in writing and delivered by hand, sent by overnight courier service or sent by certified or registered mail, return receipt requested, to the address stated above or to another address as that Party may subsequently designate by notice, and shall be deemed given on the date of delivery.

19.  Waiver. Neither Party shall be deemed to have waived any provision of this Agreement or the exercise of any rights held under this Agreement unless such waiver is made expressly and in writing. Waiver by either Party of a breach or violation of any provision of this Agreement shall not constitute a waiver of any subsequent or other breach or violation.

20.  Further Assurances. At the request of one Party, the other Party shall execute and deliver such other documents and take such other actions as may be reasonably necessary to effect the terms of this Agreement.

21.  Severability. If any provision of this Agreement is held to be invalid, illegal or unenforceable in whole or in part, the remaining provisions shall not be affected and shall continue to be valid, legal and enforceable as though the invalid, illegal or unenforceable parts had not been included in this Agreement.

22.   Mutual Non-Disparagement. Consultant and Company (defined as directors, officers and senior staff members) and their agents and representatives have not and may not make or communicate, directly or indirectly, any negative or disparaging comments or information about each other or any of the current or former officers, directors, managers, supervisors, employees, or representatives of Company or any of its subsidiaries and affiliates concerning the reputation or status of the other party’s professional abilities, business, or financial condition. In the event Consultant is asked by a person outside Company or any of its affiliates about her services with the Company, and/or the differences between Consultant and Company or any of its affiliates, the Consultant will not disparage the Company. In the event a member of Company’s senior staff is asked by a person outside of Company or any of its affiliates about Consultant’s services for Company and/or the differences between Consultant and Company and any of its affiliates, they may not disparage Consultant. This non-disparagement provision, however, may not prohibit Company from providing employment references pertaining to Consultant’s former services with Company which Consultant  expressly consents and  permits the Company to provide without any recourse by Consultant associated with providing the reference(s).

23.     Non-Circumvention. The Company or Consultant may not at any time prior to the expiration of three (3) years from the date of this Agreement, without the prior written consent of the other Party, which consent may be withheld in the consenting Party’s sole discretion, (a) attempt in any manner to deal directly or indirectly in any manner with any of the Contact Persons or other individuals or companies related to the Business Opportunity including by having any part of or deriving any benefit from the Business Opportunity or any aspect thereof, or (b) by-pass, compete, avoid, circumvent, or attempt to circumvent the other Party relative to Business Opportunity including by utilizing any of the Confidential Information or by otherwise exploiting or deriving any benefit from the Confidential Information.

24.  Assignment. The Consultant may not assign, delegate, or transfer this Agreement, any rights hereunder, nor any payment due or to become due hereunder. Any such assignment(s) or attempt at any such assignment is void and not binding upon Company. The Consultant acknowledges that this Agreement is one for personal services for the benefit of Company and is not delegable in whole or in part.

25.   Subcontracting. Company retains the exclusive right to approve all subcontractors of the Consultant, and the Consultant agrees that it will not subcontract any work and services under this Agreement without the prior written approval of Company.

IN WITNESS WHEREOF, this Agreement has been executed and delivered as of the date first written above.

____________________________________

               Company Signature

                                              Alex Mardikian, CEO, Company

         ___________________________________                                     _________________________________

Consultant Signature                                        Carl G. Hawkins